FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of November 4, 2008, to the Distribution Agreement, dated as of July 21, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Grubb & Ellis AGA Realty Income Fund (the "Fund") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and the Distributor desire to add Funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ Jospeh Neuberger	By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger	Printed Name: James R. Schoenike

Title: Chairman	Title: President

Exhibit A
to the
Distribution Agreement

Separate Series of Trust for Professional Managers

Name of Series	Date Added
Grubb & Ellis AGA Realty Income Fund	07/30/08
Grubb & Ellis AGA International Realty Fund	on or after 11/04/08
Grubb & Ellis AGA U.S. Realty Fund	on or after 11/04/08